Exhibit 10.9

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this “Agreement”) executed this 17th day of February, 2025, by and between Michael Ferrantino (“Employee”), with an address at _____________, and M-tron Industries, Inc., with an address at 2525 Shader Road, Orlando, Florida, 32804, and its subsidiaries and affiliates (collectively, the “Company”).

WHEREAS, as of February 17, 2025, Michael Ferrantino (“Employee”), Chief Executive Officer of the Company, submitted his resignation effective immediately to the Company, and he and Company mutually agreed to end Employee’s employment on good terms.

WHEREAS, in light of Employee’s resignation and continued commitment to provide support to the management team as needed as part of the transition, and in order for Employee to receive the pay and benefits that are set forth in this Agreement, Employee agreed to tender his resignation from his position as the Chief Executive Officer of the Company, as a Director on the Board of Directors of the Company, and all of his other positions with the Company and its subsidiaries.

NOW THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, Employee and the Company agree as follows:

1.    Employee acknowledges that he resigned from all of his positions with the Company and its subsidiaries and affiliates on the Notification Date, and that as of the Notification Date, Employee’s duties, responsibilities, office and title ceased. Employee also acknowledges that he agreed, subject to his execution of this Agreement, to make himself available to assist the Company’s management in the transition of his former job duties and responsibilities, which assistance shall include, but not be limited to, answering questions with respect to the Company’s Securities and Exchange Commission filings and financial records or statements concerning any periods during which Employee served as the Company’s Chief Executive Officer, as deemed reasonably necessary by the Company’s management, through May 15, 2025 (the “Assistance”). Such Assistance shall be provided by Employee in person or telephonically, subject to the reasonable discretion of the Company’s management.

2.    (a)    The Company shall pay to Employee, in consideration of Employee entering into this Agreement and for the Employee’s releases as set forth in Paragraph 5 of this Agreement, (i) $8,653.85 at the Company’s regularly scheduled bi-weekly salary payment dates through 31 March, 2025. All of the above payments shall be made less applicable withholding and deductions.

       (b)    As additional consideration for Employee entering into this Agreement and for the Employee’s releases as set forth in Paragraph 5 of this Agreement, within 10 days of the Release Effective Date, the Company shall pay Employee a bonus payment for 2024 Company performance totaling $174,000.00 subject to applicable withholding and deductions.

       (c)    As additional consideration for Employee entering into this Agreement and for the Employee’s releases as set forth in Paragraph 5 of this Agreement, within 1 day of the Release Effective Date, the Company shall pay Employee all accrued and unused leave which totals $21,634.62, subject to applicable withholding and deductions.

3.    Employee agrees and acknowledges that the payments and/or benefits provided for in Paragraph 2 of this Agreement exceed any payments and/or benefits to which he would otherwise be entitled under any policy, plan, and/or procedure of the Company absent his signing this Agreement. Employee acknowledges that he has been paid for work performed up to and including the Notification Date, including accrued but unused vacation.

4.    Employee hereby acknowledges, agrees and confirms that this provision and paragraph 10 below of the Agreement are for Employee’s specific release of any claims that Employee may have against the Company arising under the Age Discrimination in Employment Act (“ADEA”) as amended, or the Older Workers Benefit Protection Act. Employee shall have up to twenty-one (21) days from the date of his receipt of this Agreement to consider the terms and conditions of this Agreement. Employee may accept this Agreement at any time by executing it and returning it to the Company at 2525 Shader Road, Orlando, Florida, 32804, Attn: Sheyra Lugo, no later than 5:00 p.m. on the 21st day after Employee’s receipt of this Agreement. Thereafter, Employee will have seven (7) days to revoke this Agreement by stating his desire to do so in writing to Ms. Lugo, at the address listed above, and delivering it to Ms. Lugo no later than 5:00 p.m. on the seventh day following the date Employee signs this Agreement. The effective date of this Agreement shall be the eighth day following Employee’s signing of this Agreement (the “Release Effective Date”), provided Employee does not revoke this Agreement during the revocation period. In the event Employee does not accept this Agreement as set forth above, or in the event Employee revokes this Agreement during the revocation period, this Agreement, including but not limited to the obligation of the Company and its subsidiaries and affiliates to provide the payments and benefits referred to in Paragraph 2 above, shall automatically be deemed null and void.

5.    (a)    In consideration of the payments and benefits referred to in Paragraphs 2(a), 2(b) and 2(c), Employee for himself and for his heirs, executors, and assigns (hereinafter collectively referred to as the “Releasors”), forever releases and discharges the Company and any and all of its parent corporations, subsidiaries, divisions, affiliated entities, predecessors, successors and assigns, and any and all of its or their employee benefit and/or pension plans or funds, and any of its or their past or present officers, directors, stockholders, agents, trustees, administrators, employees or assigns (whether acting as agents for such entities or in their individual capacities) (hereinafter collectively referred to as the “Company Releasees”), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever (based upon any legal or equitable theory, whether contractual, common-law, statutory, decisional, federal, state, local or otherwise), whether known or unknown, which Releasors ever had, now have or may have against the Company Releasees by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter from the beginning of the world up to and including the Release Effective Date, except for the obligations of the Company under this Agreement.

       (b)    Without limiting the generality of the foregoing subparagraph (a), this Agreement is intended to and shall release the Company Releasees from any and all claims arising out of Employee’s employment with Releasees and/or the termination of Employee’s employment, including but not limited to any claim(s) under or arising out of (i) Title VII of the Civil Rights Act of 1964, as amended; (ii) the Americans with Disabilities Act, as amended; (iii) the Employee Retirement Income Security Act of 1974, as amended (excluding claims for accrued, vested benefits under any employee benefit plan of the Company in accordance with the terms of such plan and applicable law); (iv) the Age Discrimination in Employment Act, as amended, or the Older Workers Benefit Protection Act; (v) the Delaware Fair Employment Practices Act; (vi) Florida Civil Rights Law;; (vii) alleged discrimination or retaliation in employment (whether based on federal, state or local law, statutory or decisional); (viii) the terms and conditions of Employee’s employment with the Company, the termination of such employment, and/or any of the events relating directly or indirectly to or surrounding that termination; and (ix) any law (statutory or decisional) providing for attorneys’ fees, costs, disbursements and/or the like.

       (c)    The releases set forth in this Agreement are not intended to and do not release the Company from any of its obligations under this Agreement. The releases set forth in this Agreement are not intended to divest Employee of any vested shares of a restricted stock award of the Company that Employee was awarded during his employment with the Company.

       (d)    Notwithstanding the foregoing, nothing in this Agreement shall be construed to prevent Employee from filing a charge with or participating in an investigation conducted by any governmental agency, including, without limitation, the United States Equal Employment Opportunity Commission (“EEOC”) or applicable state or city fair employment practices agency, to the extent required or permitted by law. Nevertheless, Employee understands and agrees that he is waiving any relief available (including, for example, monetary damages or reinstatement) under any of the claims and/or causes of action waived in Paragraphs 5(a) and (b), including but not limited to financial benefit or monetary recovery from any lawsuit filed or settlement reached by the EEOC or anyone else with respect to any claims released and waived in this Agreement.

6.    (a)    Employee agrees that he has not and will not engage in any conduct that is injurious to the Company’s or the Company Releasees’ reputation or interests, including but not limited to: (i) divulging, communicating, or in any way making use of any confidential or proprietary information acquired in the performance of his duties at the Company; or, (ii) publicly disparaging (or inducing or encouraging others to publicly disparage) the Company or the Company Releasees.

       (b)    Employee acknowledges that he will promptly return to the Company any and all originals and copies of documents, materials, records, correspondence, customer lists, financial data, credit cards, keys, building passes, telephones, computers, and other electronic devices or other items in his possession or control belonging to the Company or containing proprietary information relating to the Company.

       (c)    Employee acknowledges that his providing the Assistance, as described in Paragraph 1 above, is a precondition of the payments and/or benefits referred to in Paragraph 2 above.

7.    (a)    Employee will cooperate with the Company and/or its subsidiaries and affiliates and its/their counsel in connection with any investigation, administrative proceeding or litigation relating to any matter in which Employee was involved or of which Employee has knowledge.

       (b)    Employee agrees that, in the event he is subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) that in any way relates to Employee’s employment with the Company, he will give prompt notice of such request to the Company. Employee shall contact Michael Ferrantino or his successor to seek such written consent, and will make no disclosure until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

8.    The terms and conditions of this Agreement are and shall be deemed to be confidential, and shall not be disclosed by Employee to any person or entity accept Employee’s spouse or partner, and his accountant and attorney without the prior written consent of the Company. Employee shall contact Michael Ferrantino or his successor to seek such written consent except if required by law and to Employee’s spouse or partner, accountant, or attorney, provided that they agree to maintain the confidentiality of this Agreement. Employee further represents that he has not disclosed the terms and conditions of this Agreement to anyone other than his spouse or partner, accountant or attorney.

9.    The making of this Agreement is not intended, and shall not be construed, as an admission that Releasees have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract, or committed any wrong whatsoever against Employee.

10.    The parties agree that this Agreement may not be used as evidence in a subsequent proceeding except in a proceeding to enforce the terms of this Agreement.

11.    Employee acknowledges that: (a) this Agreement is written in a manner calculated to be understood by Employee and that Employee in fact understands the terms, conditions, effect and enforceability of this Agreement; (b) he has carefully read this Agreement in its entirety; (c) he has had an opportunity to consider fully the terms of this Agreement; (d) he has been advised by the Company in writing to consult with an attorney of his choosing in connection with this Agreement; (e) he fully understands the significance of all of the terms and conditions of this Agreement and he has discussed it with his independent legal counsel, or has had a reasonable opportunity to do so; (f) he has had answered to his satisfaction any questions he has asked with regard to the meaning and significance of any of the provisions of this Agreement; and (g) he is signing this Agreement voluntarily and of his own free will and assents to all the terms and conditions contained herein.

12.    This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns, including without limitation, any corporation or other entity into which the Company is merged or which acquires all or substantially all of the assets of the Company.

13.    If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement; provided, however, that, upon any finding by a court of competent jurisdiction that the release and covenants provided for by Paragraph 5 of this Agreement is illegal, void, or unenforceable, Employee agrees to execute a release, waiver and/or covenant that is legal and enforceable. Finally, any breach of the terms of Paragraphs 6, 7 and/or 8 shall constitute a material breach of this Agreement as to which the Company may seek appropriate relief in a court of competent jurisdiction.

14.    This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to the conflict of laws provisions thereof. Actions to enforce the terms of this Agreement, or that relate to Employee’s employment with the Company shall be submitted to the exclusive jurisdiction of any state or federal court sitting in the City of Orlando, State of Florida.

15.    This Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument of this Agreement.

16.    This Agreement constitutes the complete understanding between the parties with respect to the termination of Employee’s employment at the Company and supersedes any and all agreements, understandings, and discussions, whether written or oral, between the parties. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties.

[Signature Page Follows]

(Signature Page to Ferrantino Agreement and Release)

By:	/s/ Michael J. Ferrantino
Michael J. Ferrantino

M-TRON INDUSTRIES, INC.

By:	/s/ Cameron D. Pforr
Cameron D. Pforr
Interim Chief Executive Officer and Chief Financial Officer